Exhibit 12.4

PECO Energy Company

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	499	476	535	508	557
Plus: Loss from equity investees	24	—	—	—	—
Less: Capitalized interest	(2)	(4)	(4)	(2)	(2)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	521	472	531	506	555
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	185	193	135	122	114
Interest component of rental expense (a)	9	10	9	9	7

Total fixed charges	194	203	144	131	121
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	715	675	675	637	676
Ratio of earnings to combined fixed charges	3.7	3.3	4.7	4.9	5.6

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	499	476	535	508	557
Plus: Loss from equity investees	24	—	—	—	—
Less: Capitalized interest	(2)	(4)	(4)	(2)	(2)
Preference security dividend requirements	(6)	(6)	(6)	(5)	(10)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	515	466	525	501	545
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	185	193	135	122	114
Interest component of rental expense (a)	9	10	9	9	7
Preference security dividend requirements	6	6	6	5	10

Total fixed charges	200	209	150	136	131
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	715	675	675	637	676
Ratio of earnings to fixed charges and preferred stock dividends	3.6	3.2	4.5	4.6	5.2

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.